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          FIRST CAPITAL, INC. REPORTS SECOND QUARTER EARNINGS INCREASE

Corydon, Indiana--July 21, 2006. First Capital, Inc. (NASDAQ: FCAP - news), the holding company for First Harrison Bank (the "Bank"), today reported net income of $936,000 or $0.33 per diluted share for the quarter ended June 30, 2006, compared to $872,000 or $0.31 per diluted share during the same period in 2005.
The earnings per share figures have been adjusted to account for the stock dividend declared on June 19, 2006.

The increase in earnings is due to increases in net interest income after the provision for loan loses and noninterest income, partially offset by an increase in noninterest expense.

Net interest income after provision for loan losses increased $106,000 for the quarter ended June 30, 2006 as compared to the quarter ended June 30, 2005.
Interest income increased $629,000 when comparing the two periods as the average tax-equivalent yield of interest-earning assets increased from 5.89% during the quarter ended June 30, 2005 to 6.37% for the same period in 2006. Interest expense increased $486,000 as the average cost of interest-bearing liabilities increased from 2.87% to 3.33% when comparing the same two periods. The provision for loan losses increased $37,000 to a total of $200,000 for the three months ended June 30, 2006.

Noninterest income increased $54,000 for the quarter ended June 30, 2006 as compared to the quarter ended June 30, 2005. Service charges on deposit accounts increased $90,000 when comparing the two periods. This was partially offset by decreases of $17,000 and $16,000, respectively, in mortgage brokerage fees and gains on sales of mortgages.

Noninterest expenses increased $85,000 as compared to the quarter ended June 30, 2005. Compensation and benefits increased $107,000 when comparing the quarters ended June 30, 2006 and June 30, 2005 primarily due to normal salary increases and an increase in lending staff. This was partially offset by a decrease of $39,000 in data processing expenses when comparing the two periods. A reduction in data processing equipment depreciation was the primary factor in this change.

For the six months ended June 30, 2006, the Company earned $1.9 million or $0.66 per diluted share compared to $1.7 million or $0.61 for the same period in 2005.
Again, the earnings per share figures reflect the stock dividend declared on June 19, 2006.

Net interest income after provision for loan loss increased $295,000 during the first six months of 2006 compared to the same period in 2005. Interest income increased $1.3 million when comparing the two periods, due to an increase in the average tax-equivalent yield on interest-earning assets from 5.83% during the first six months of 2005 to 6.30% in the same period of 2006. The average balance of interest-earning assets also increased, from $400.0 million in 2005 to $413.3 million in 2006. Interest expense increased $948,000 as the average cost of interest-bearing liabilities increased from 2.81% in 2005 to 3.25% in 2006. The average balance of interest-bearing liabilities increased $10.9 million when comparing the two periods. The provision for loan losses increased
$57,000 to $370,000 during the six months ended June 30, 2006.

Noninterest income remained virtually unchanged at $1.5 million during the six month periods ended June 30, 2006 and 2005. Service charges on deposits increased $126,000, offset by reductions in gains on the sale of mortgage loans, mortgage brokerage fees and commission income.

Noninterest expenses increased $77,000 when comparing the six months ended June
30, 2006 to the same period in 2005, primarily due to an increase of $96,000 in compensation and benefits. Data processing expenses decreased $77,000 when comparing the two periods.

Total assets as of June 30, 2006 were $447.9 million compared to $438.4 million at December 31, 2005. The primary factor behind the asset growth was an increase of $12.8 million in net loans receivable. The funding for this growth was provided by increases in retail repurchase agreements and deposits of $13.6 million and $5.0 million, respectively.

First Harrison Bank currently has eleven offices in the Indiana communities of
Corydon, Georgetown, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany,
New Salisbury and Jeffersonville. Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.firstharrison.com. First
                                                   ---------------------
Harrison Financial Services, a subsidiary of the Bank, offers a full array of property, casualty and life insurance products, as well as non-FDIC insured investments to complement the Bank's offering of traditional banking products and services.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance.
Forward-looking statements are preceded by terms such as "expects," "believes,"
"anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf.
Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

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                       FIRST CAPITAL, INC. AND SUBSIDIARY
                  Consolidated Financial Highlights (Unaudited)

                                                                    SIX MONTHS ENDED             THREE MONTHS ENDED
                                                                        JUNE 30,                      JUNE 30,
OPERATING DATA                                                   2006             2005            2006          2005
                                                                 ----             ----            ----          ----
   (Dollars in thousands, except per share data)

Total interest income                                       $   12,785        $   11,485      $    6,494    $    5,865
Total interest expense                                           5,886             4,938           3,023         2,537
                                                            ----------------------------      ------------------------
Net interest income                                              6,899             6,547           3,471         3,328
Provision for loan losses                                          370               313             200           163
                                                            ----------------------------      ------------------------
Net interest income after provision for loan losses              6,529             6,234           3,271         3,165
Total non-interest income                                        1,546             1,541             809           755
Total non-interest expense                                       5,260             5,183           2,677         2,592
                                                            ----------------------------      ------------------------
Income before income taxes                                       2,815             2,592           1,403         1,328
Income tax expense                                                 945               864             467           456
                                                            ----------------------------      ------------------------
Net income                                                  $    1,870        $    1,728      $      936    $      872
                                                            ============================      ========================

Net income per common share, basic                          $     0.66        $     0.61      $     0.33    $     0.31
                                                            ============================      ========================
Weighted average common shares outstanding - basic           2,821,929         2,821,866       2,822,982     2,822,817


Net income per common share, diluted                        $     0.66        $     0.61      $     0.33    $     0.31
                                                            ============================      ========================
Weighted average common shares outstanding - diluted         2,849,075         2,851,324       2,850,015     2,851,150

OTHER FINANCIAL DATA

Cash dividends per share                                    $     0.34        $     0.30      $     0.17          $0.15
Return on average assets (annualized)                             0.85%             0.81%           0.85%         0.81%
Return on average equity (annualized)                             8.82%             8.43%           8.80%         8.49%
Net interest margin                                               3.45%             3.36%           3.46%         3.37%
Net overhead expense as a percentage
     of average assets (annualized)                               2.39%             2.42%           2.42%         2.40%

                                                JUNE 30,       DECEMBER 31,
BALANCE SHEET INFORMATION                        2006             2005
                                                 ----             ----

Cash and cash equivalents                        16,281          14,673
Investment securities                            70,788          76,915
Gross loans                                     338,607         324,557
Allowance for loan losses                         2,289           2,104
Earning assets                                  414,165         405,162
Total assets                                    447,949         438,354
Deposits                                        322,250         317,264
FHLB debt                                        56,049          65,947
Repurchase agreements                            24,346          10,704
Stockholders' equity                             42,523          41,957
Non-performing assets:
  Nonaccrual loans                                1,893           1,906
  Foreclosed real estate                            677             749


Contact:
Chris Frederick
Chief Financial Officer
812-738-2198  ext. 234